NewBridge Global Ventures Forms Partnership with Hydro Dynamics and Expands Licenses for Shockwave Power™ Technology for the Cannabis Industry

Transformational Partnership with Developer and Manufacturer of Cavitation-Based ShockWave Xtractor™ Technology, Disruptor of Several Multi-Billion Dollar Industries

Alameda, CA, April 18, 2019 -- NewBridge Global Ventures, Inc. (“NewBridge” or the “Company”), (OTCQB: NBGV), a company focused on the emerging and dynamic legal and regulated cannabis industry, today announced that it has signed a Technology License and Partnership Agreement with Hydro Dynamics, Inc., that gives NewBridge an exclusive license to all of Hydro Dynamics Intellectual Property and patented technology and creates a partnership to bring their patented controlled cavitation process to the cannabis industry.

This agreement expands on the previously announced License and exclusive rights to controlled cavitation through Hydro Dynamics Shockwave Power™ Reactor (SPR) license agreements for “mixing and Heating,” “Hydrogenating Substances,” “Continuous Hydrodynamics cavitation crystallization,” and four other patents. This gives NewBridge a pipeline of defensible capabilities to build upon in the future. NewBridge issued Hydro Dynamics 2,125,000 shares of its common stock and will make additional cash payments of $60,000 in 2019, $250,000 in 2020 and 2021 and $100,000 per year thereafter as a License Maintenance Fee. Additionally, Hydro Dynamics will receive a 3% royalty on net revenues derived from the Company’s sales of SPRs.

“Hydro Dynamics is a global name and their Shockwave Power™ Reactor has already disrupted several multi-billion dollar industries. We look forward to working closely with them to bring more efficient and profitable operations to the cannabis industry,” said Bob Bench, Interim President and CFO.  “We believe that the partnership that we’ve formed with them is game changing for NewBridge Global Ventures, especially when viewed in combination with the joint venture agreement we announced yesterday for the farming and production of industrial hemp with the King Family of New Mexico, which together will allow us to accelerate the execution of our strategic business plan.”

“Throughout Hydro Dynamics’ 25-year history, we have sought to apply our patented Shockwave Power™ Technology to an industry’s most challenging applications, allowing customers to operate more efficiently and profitably,” commented Kelly Hudson, CEO of Hydro Dynamics, Inc. “Hydro Dynamics is very excited to join with NewBridge Global Ventures and their great team as “Strategic Partners”.  We look forward to leveraging both companies’

experience, knowhow, and expertise to achieve the same processing breakthroughs in the cannabis industry, as Hydro Dynamics has had in other industries such as hops extraction in breweries, biofuels, and micro-mixing chemicals.”

Dr. John MacKay, the Company’s Chief Technology Officer, the leader of the project for NewBridge, and a noted scientific expert on extraction, added, “During my 29 years with the Waters Corporation, I witnessed the powerful impact of disruption technology. UltraPerformance Chromatography and Supercritical Fluid Extraction and Chromatography meaningfully changed processes that took hours to a few minutes.  The cavitation-based Shockwave Power™ Reactor is reminiscent of those incredible technologies because it is accelerating extraction processes, changing processing from batches to continuous flow, and can be optimized due to its tunability. While other cavitation technology is either on or off, we can modulate and extract from cannabis and hemp what we want to extract and when we want to extract it, at scale. This scalability, the ability to process biomass fresh, and modulation are core attributes of the cavitation-based disruptive technology that are particularly suited for cannabis.”

About Hydro Dynamics

Hydro Dynamics, Inc., founded in 1991 and located in Rome, Georgia, is the developer and manufacturer of the cavitation-based Shockwave Power™ Technology. The Shockwave Power™ equipment uses the physical phenomenon of cavitation, normally known as a destructive force, and harnesses it to solve critical industrial mixing, extraction and heating problems. The technology can now be found on five continents in applications ranging from biodiesel production to hops extraction for beer. Learn more at: www.hydrodynamics.com

About NewBridge Global Ventures

NewBridge Global Ventures, Inc.  (OTCQB: NBGV) is a US public company acquiring and currently operating a vertically integrated portfolio of California cannabis and hemp companies. Our vertical structure includes genetics, cloning, cultivation, processing, and distribution. We believe by focusing on compliance, industry best practices, standardization, and corporate governance, NewBridge Global Ventures, Inc. will be squarely positioned for rapid sales growth in the legal California cannabis and industrial hemp Industry. For more information go to: www.newbridgegv.com

Forward-Looking Statements

Statements about the expected timing, and all other statements in this press release, other than historical facts, constitute forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements speak only as of the date hereof and are based on current expectation and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected.  A number of the matters discussed herein that are not historical or current facts deal with potential future circumstances and developments that may or may not materialize.  This press release speaks only as of its date, and except as required by law, we disclaim any duty to update.

Contacts:

Bob Bench, Interim President

bob@newbridgegv.com

801-362-2115

Investors:

Kirin Smith / Stephanie Prince

PCG Advisory Group

sprince@pcgadvisory.com

646.863.6519